Exhibit 99.1

FOR IMMEDIATE RELEASE

Takung CFO To Be Featured Today on Uptick Network Podcast

Hong Kong, July 7, 2016 -- Takung Art Co., Ltd. (OTCQB:TKAT), an online platform for acquiring shared ownership units in Asian fine art, jewelry and precious gems, today said the company’s chief financial officer, Mr. Leslie Chow, will be featured on a podcast interview to be posted this morning at 9:00am EDT on the Uptick Network Stock Day Radio Show, at https://upticknewswire.com/leslie-chow-cfo-with-takung-art-company-explains-their-business-model-for-selling-art-to-the-middle-class-in-china.

The podcast will also be featured on iTunes, Google Play, the Uptick Newswire YouTube Channel, and Uptick’s partner sites, including Audio Boom and Investors Hangout.

In the interview, Mr. Chow explains how Takung’s online shared ownership trading platform for fine art is helping the company achieve accelerating growth and strong profitability by targeting China’s middle class – a 157 million population segment largely untapped for fine art investment. Mr. Chow further discusses how TKAT is providing these traders with solutions to the three primary obstacles facing investors in the traditional fine art market: high capital requirements, possible lack of authenticity, and inconsistent liquidity – and how Takung plans to multiply this trader base and expand its business within China and to other global markets.

ABOUT TAKUNG ART CO., LTD: www.takungart.com

Based in Hong Kong, Takung Art Co., Ltd. is an online trading platform for acquiring shared ownership in Asian fine art, jewelry and precious gems. This proprietary platform allows collectors and investors - including those with modest financial resources -- to buy and sell units of these assets and participate in the booming Asian art market. The company's shared-ownership business model significantly expands the number of interactions between sellers and buyers of fine art far beyond those generated by art galleries and auction houses alone.

Takung operates its online trading platform via three wholly-owned subsidiaries, Hong Kong Takung Assets and Equity of Artworks Exchange Co. Ltd., Takung (Shanghai) Co., Ltd., and Takung Cultural Development (Tianjin) Co., Ltd.

FORWARD-LOOKING STATEMENTS

This press release may contain projections or other forward-looking statements regarding future events or our future financial performance. All statements other than present and historical facts and conditions contained in this release, including any statements regarding our future results of operations and financial positions, business strategy, plans and our objectives for future operations, are forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). These statements are only predictions and reflect our current beliefs and expectations with respect to future events and are based on assumptions and subject to risk and uncertainties and subject to change at any time. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Contacts:

Takung Art Co., Ltd.
Leslie Chow
+852 31580977
leslie.chow@takungae.com

Asia IR-PR - Investor Relations
Jimmy Caplan
512-329-9505
jimmy@asia-irpr.com

Asia IR-PR - Media Relations
Rick Eisenberg
212-496-6828
rick@asia-irpr.com

SOURCE: Takung Art Co., Ltd.